UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported event): March 30, 2006

YP CORP.
(Exact name of registrant as specified in charter)

Nevada	000-24217	85-0206668
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4840 East Jasmine Street, Suite 105, Mesa, Arizona	85205
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 654-9646

Copies to:
Gregory Sichenzia, Esq.
Yoel Goldfeder, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

*	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
*	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
*	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
*	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement
Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 31, 2006, YP Corp. entered into an employment agreement with Gary Perschbacher, pursuant to which Mr. Perschbacher will serve as Chief Financial Officer of YP Corp.

Mr. Perschbacher has 35 years of management experience. He joined YP Corp. on November 28, 2006 as Special Assistant to the Chairman of the Board working with the Chairman in implementing cost reduction and revenue enhancement programs. Since June, 2000, Mr. Perschbacher has been a financial leadership partner in the executive services and consulting firm, Tatum LLC, and in that capacity has worked with several emerging growth companies. Mr. Perschbacher has a BBA, with a concentration in finance, from the University of Wisconsin- Milwaukee, a MBA from Keller Graduate School of Management, and is a Certified Public Accountant.

Item 7.01	Regulation FD Disclosure

On March 30, 2006, YP Corp. announced that it will report its second fiscal quarter financial performance on May 15, 2006 and provided forward guidance with regard to its key financial measurers for that quarter. A copy of the press release that discusses this matter is filed as Exhibit 99.1 to, and incorporated by reference in, this report. In accordance with Regulation FD, this current report is being filed to publicly disclose all information that was provided in its press release. This report under Item 7.01 is not deemed an admission as to the materiality of any information in this report that is required to be disclosed solely by Regulation FD.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description
10.1	Employment Agreement, by and between YP Corp. and Gary Perschbacher, dated as of March 31, 2006.
99.1	Press Release, dated March 30, 2006, issued by YP Corp.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YP CORP.

Date: April 3, 2006	/s/ Daniel L. Coury Sr.
Daniel L. Coury Sr.
Chief Executive Officer

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